EXHIBIT 10.1

DYNAMIC ENERGY ALLIANCE’S DEVELOPMENT UNIT SIGNS DEFINITIVE AGREEMENT
TO ACQUIRE GREEN ENERGY CAMPUS SITE NEAR DALLAS, TEXAS

MEMPHIS, TENNESSEE — MARCH 21, 2012 — Dynamic Energy Alliance Corporation (OTCQB: DEAC), today announced that its wholly owned development subsidiary, Dynamic Energy Development Corp., has entered into a definitive agreement to acquire all of the outstanding common stock of C.C. Crawford Retreading Co., Inc., a collector and recycler of approximately four million pounds of waste tires annually, and owner of a 10-acre site in Ennis, Texas on which management plans to base its future fully-equipped and operational Pyrol Black Energy Campus.

The Ennis energy campus, once completed, is anticipated to have the capacity to convert an estimated 100 million pounds of waste tires per year (subject to market conditions) into oil, high-BTU gas, carbon black and recovered steel using a proprietary pyrolysis process derived from proven technologies.

Charles R. Cronin, Jr., Chairman of Dynamic Energy Alliance Corporation, stated, “The Ennis site delivers many advantages to our company including existing permits, proximity to abundant tire feedstock, and strategic infrastructure and logistics resources for the collection and distribution of products across the country. As DEAC’s first energy campus, the production facility will serve as a model for prospective future locations. We’re pleased that Dirk Crawford will be working with us to grow the OTR (off the road) tire operations, and we look forward to becoming members of the Ennis community.”

The property is permitted by the Texas Commission on Environmental Quality (TCEQ) as a scrap tire collection/processing operation. TCEQ has further confirmed a 45-day “Permit By Rule” capability for establishment of the relocated DEAC operations and planned capacity expansion. DEAC’s due diligence and project planning were assisted by Jacobs Engineering, Tulsa OK, and the Phase One environmental study was completed by EcoSystems Environmental, Inc., Carrollton TX. In addition, DEAC retained Ventech Engineers Inc., Pasadena TX and TechNip USA, Houston, TX for feasibility and cost estimates for the future pyrolysis facility. The property and real estate appraisal was completed by The Gerald A. Teel Co., Houston TX.

The purchase price of approximately $1,000,000 will consist of $600,000 in cash and the assumption and subsequent settlement of approximately $350,000 in existing Crawford liabilities, and other related closing expenses. Completion of the transaction, anticipated to occur on April 20, 2012.

The Company filed a Current Report on Form 8-k with the Securities and Exchange Commission on March 21, 2012 to disclose, among other things, the Company’s entrance into the agreement described herein and the terms and conditions required for closing the contemplated transaction.

About Dynamic Energy Alliance Corporation

Dynamic Energy Alliance Corporation (DEAC), www.dynamicenergyalliance.com, is an energy and recycling company focused on identifying, combining and enhancing existing technologies with proprietary recoverable production and finishing processes to produce synthetic oil, carbon black, gas, and carbon steel from waste feedstock. This process will be accomplished with limited residual waste product and significant reductions in greenhouse gases compared to traditional processing. To maximize this opportunity, the Company has developed a scalable, commercial development strategy to build “Energy Campuses” with low operational costs and long-term, recurring revenues. The Company’s management anticipates breaking ground on its next generation plant in summer 2012.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. Forward-looking statements speak only as of the date they are made, are based on various underlying assumptions and current expectations about the future. We caution readers that any forward-looking statements are not guarantees of future performance and that actual results could differ materially from those contained or implied in the forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the transactions described herein, future financial and operating results, the combined company's plans, objectives, expectations and intentions and other statements that are not historical facts. In some cases, you may identify forward-looking statements by words such as "may," "should," "plan," "intend," "potential," "continue," "believe," "expect," "predict," "anticipate" and "estimate," the negative of these words or other comparable words. These statements are only predictions. One should not place undue reliance on these forward-looking statements. The forward-looking statements are qualified by their terms and/or important factors, many of which are outside the Company's control, involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from the statements made. The forward-looking statements are based on the Management's beliefs, assumptions and expectations about the Company's future performance and the future performance of its subsidiaries, taking into account information currently available to the Company. These beliefs, assumptions and expectations can change as a result of many possible events or factors not all of which are known to the Company. The Company will update this forward-looking information only to the extent required under applicable securities laws. Neither the Company nor any other person assumes responsibility for the accuracy or completeness of these forward-looking statements.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the Commission are available from commercial document retrieval services and at the website maintained by the Commission at http://www.sec.gov.

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Contact:
Robert Bleckman
Dynamic Energy Alliance Corporation
(901) 414-0003, extension 2006
robert@dynamicpetro.com